Exhibit 99.2

Mary Anthes
The Hain Celestial Group, Inc.
516-587-5000

RAYMOND W. KELLY JOINS HAIN CELESTIAL BOARD OF DIRECTORS

Lake Success, NY, August 18, 2015 - The Hain Celestial Group, Inc. (NASDAQ: HAIN), a leading organic and natural products company with operations in North America, Europe and India providing consumers with A Healthier Way of Life™, today announced the election of Raymond W. Kelly to its Board of Directors effective August 13, 2015. Raymond Kelly, who served as the Police Commissioner of the City of New York for 14 years, has been President of Risk Management Services for Cushman and Wakefield, Inc. since March 2014, which offers clients tailored solutions to manage and mitigate risks around the world. In his role he focuses on helping clients identify potential vulnerabilities to prepare and manage risk across critical areas including physical and cyber security, crisis management, due diligence and site selection as well as emergency preparedness.

“We are honored to have Ray join our Board of Directors,” commented Irwin D. Simon, Founder, President, Chief Executive Officer and Chairman of the Board of Hain Celestial. “Ray’s worldwide range of experience and insight into critical issues facing companies today will make Ray a valuable addition to our Board of Directors.”

Prior to joining Cushman and Wakefield, Raymond Kelly had a 50-year tenure in public service, as one of the worlds’ most well-known and highly esteemed leaders in law enforcement. In New York City, he established the first counterterrorism bureau of any municipal police department in the country as well as a global intelligence program and established a real-time crime center, a state of the art facility using data mining. Raymond Kelly also served as Commissioner of the U.S. Customers Service and as Undersecretary for Enforcement at the U.S. Treasury Department, where he supervised the department’s enforcement bureaus including the U.S. Customs Service, the U.S. Secret Service, The Bureau of Alcohol, Tobacco and Firearms and the Federal Law Enforcement Training Center. Raymond Kelly holds a BBA from Manhattan College, a JD from St. John’s University School of Law, an LLM from New York University Graduate School of Law and an MPA from the Kennedy School of Government at Harvard University in addition to numerous honorary degrees.

With the addition of Raymond Kelly to Hain Celestial’s Board of Directors there are now eight board members.

The Hain Celestial Group, Inc.
The Hain Celestial Group (NASDAQ: HAIN), headquartered in Lake Success, NY, is a leading organic and natural products company with operations in North America, Europe and India. Hain Celestial participates in many natural categories with well-known brands that include Celestial Seasonings®, Earth’s Best®, Ella’s Kitchen®, Terra®, Garden of Eatin’®, Sensible Portions®, Health Valley®, Arrowhead Mills®, MaraNatha®, SunSpire®, DeBoles®, Casbah®, Rudi’s Organic Bakery®, Gluten Free Café™, Hain Pure Foods®, Spectrum®, Spectrum Essentials®, Walnut Acres Organic®, Imagine®, Almond Dream®, Rice Dream®, Soy Dream®, WestSoy®, The Greek Gods®, BluePrint®, FreeBird®, Plainville Farms®, Empire®, Kosher Valley®, Yves Veggie Cuisine®, Europe’s Best®, Cully & Sully®, New Covent Garden Soup Co.®, Johnson’s Juice Co.®, Farmhouse Fare®, Hartley’s®, Sun-Pat®, Gale’s®, Robertson’s®, Frank Cooper’s®, Linda McCartney®, Lima®, Danival®, Joya®, Natumi®, GG UniqueFiber®, Tilda®, JASON®, Avalon Organics®, Alba Botanica®, Live Clean® and Queen Helene®. Hain Celestial has been providing A Healthier Way of Life™ since 1993. For more information, visit www.hain.com.

The Hain Celestial Group, Inc. • 1111 Marcus Avenue • Lake Success, NY 11042
516-587-5000 • www.hain.com